Exhibit 10.1

VIA HAND DELIVERY

March 18, 2019

Mr. William F. Herbes

Re:          Retirement Agreement and General Release

Dear Bill:

Consistent with our discussions concerning the terms of your retirement, this letter constitutes an agreement between you and B&G Foods, Inc. (“B&G Foods”), on behalf of itself and its subsidiaries (collectively with B&G Foods, the “Company”), setting forth all terms of your retirement from the Company.

By signing this letter agreement, and not revoking it, you agree as follows:

1.              Retirement Date.  It is understood that your last day of employment with the Company shall be December 28, 2019 (the “Retirement Date”), and you will resign from your position as Executive Vice President of Operations of the Company, and from all positions with the Company’s subsidiaries, on the Retirement Date; provided, however, that if you wish to extend the Retirement Date by providing written notice to the Company not later than September 30, 2019, the Retirement Date shall be extended if the Company and you mutually agree to a later Retirement Date.  You agree that you will work in a cooperative, professional and diligent manner in accordance with the terms and conditions of the Employment Agreement by and between you and B&G Foods, dated as of August 6, 2009 (the “Employment Agreement”) until and including the Retirement Date and understand that you must do so as a condition for receipt of the severance and other benefits described below.

2.              Treatment Under Employment Agreement and Long-Term Incentive Agreements.  Your retirement from the Company shall be treated (i) as a termination pursuant to Section 7(a) of the Employment Agreement, and (ii) as a retirement pursuant to your currently outstanding performance share long-term incentive award agreements and stock option agreements, except that for purposes of your stock option agreements, the vested portion of options, including any portion that vests as a result of your retirement pursuant to the terms of the stock option agreements, shall remain exercisable until the earlier of (A) the end of the three-year period immediately following your Retirement Date and (B) the current expiration date of such options.

3.              Severance and Other Benefits.  In accordance with Section 7(a) of the Employment Agreement and in consideration of the general release and waiver of all claims against the Company and the other Releasees (as defined below) and your other promises made in this letter agreement, and conditioned on your not revoking this letter agreement as described in paragraph 22 below, the Company shall provide you with the following severance payments and other benefits:

Quality Foods Since 1889

William F. Herbes

March 18, 2019

A.            The Company shall pay you salary continuation payments equal in the aggregate to $640,376 (less any state, federal, FICA and other applicable taxes and, as set forth below in subsection B, less the amount of medical and dental insurance contributions), which reflects payment of 160% of your annual base salary for an additional one year following the Retirement Date (the “Severance Period”).  Such payments shall be paid in the same manner and pursuant to the same payroll procedures that were in effect prior to the Retirement Date and shall commence no later than the Company’s next regular pay day that is at least seven (7) days after the date on which this letter agreement becomes effective in accordance with paragraph 22 below (the “Initial Payment Date”).

B.            The Company shall continue your current medical and dental coverage for the duration of the Severance Period.  Your contributions will be the same as those of a currently active participant and will automatically be withheld on a pre-tax basis from your salary continuation payments set forth in subsection A above.  At the end of the Severance Period you will be eligible to continue your coverage pursuant to COBRA for up to an additional eighteen months at your sole expense, subject to the terms and conditions of the Company’s medical and dental benefit plans and COBRA rules and provisions.

C.            The Company shall pay you on the Initial Payment Date a lump sum payment of $10,000.00 (less any state, federal, FICA and other applicable taxes), which amount reflects the estimated market value of your life insurance and disability insurance benefits for the duration of the Severance Period that will not be available to you because of your status as a terminated employee.

D.            The Company shall provide you with one additional year of service under the Company’s qualified pension plan during the Severance Period.

4.              Vacation Pay.  You understand and agree that your vacation accrual will cease as of the Retirement Date.  You will be paid for any unused vacation pay for 2019 earned and accrued from January 1, 2019 through the Retirement Date (less any state, federal, FICA and other applicable taxes) in accordance with the Company’s existing paid time off policies and practices and applicable law.

5.              No Admission of Liability.  You understand and agree that the severance and other benefits to be provided to you pursuant to the terms of this letter agreement are not and shall not be construed or represented to be an admission of liability of any kind by the Company.

6.              Termination of Certain Other Benefits.

A.            Life Insurance.  You understand and agree that your participation in any life insurance plan maintained by the Company will automatically terminate on the Retirement Date.  Subject to the terms and conditions of the Company’s life insurance plan and applicable law, you may convert your life insurance to an individual policy by notifying the life insurance carrier not later than thirty-one (31) days after your life insurance ends.

B.            Accidental Death and Dismemberment Insurance.  You understand and agree that your participation in the Company’s accidental death and dismemberment insurance plan will automatically terminate on the Retirement Date.  The accidental death and dismemberment insurance policy does not include a conversion option.

William F. Herbes

March 18, 2019

C.            Short-Term and Long-Term Disability Insurance.  You understand and agree that your participation in the Company’s short-term and long-term disability plans automatically terminates on the Retirement Date.  The short-term and long-term disability insurance plans do not include a conversion option.

D.            Other Benefits.  You understand and agree that all other benefits that you may currently receive, including, without limitation, your automobile allowance and company paid cell phone or cell phone allowance, if any, will also terminate on the Retirement Date.

E.             401(k) Defined Contribution Plan and Defined Benefit Pension Plan.  The Company will separately forward to you a letter with further details regarding your options with respect to the Company’s 401(k) plan and defined benefit pension plan following your retirement from the Company.

7.              General Release and Waiver.  In exchange for the severance and other benefits described in paragraph 3 above, and for other good and valuable consideration, you, on behalf of yourself and your family, heirs, executors, successors and assigns, hereby irrevocably and unconditionally release and forever discharge the Company and its past, present and future affiliates, parents, subsidiaries and divisions and the Company’s and each of the foregoing person’s or entity’s respective shareholders, directors, officers, employees, agents, employee benefit plans (and the administrators and fiduciaries thereof) and representatives (collectively with the Company, the “Releasees”), and agree to hold the Releasees harmless from and against, and hereby waive, any and all claims, causes of action, charges or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date on which you sign this letter agreement.  This release includes, without limitation, all claims, causes of action, charges or demands arising from or relating to your employment with, or separation from employment with, the Company or otherwise, other than claims that the law does not permit you to waive by signing this letter agreement.

Without limiting the generality of the foregoing, this release includes a release of any rights or claims you may have under any and all federal, state or local statutes, including, without limitation, the following:

A.            Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, as amended;

B.            the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973, as amended;

C.            the Family and Medical Leave Act of 1993, as amended;

D.            Section 1981 of the Civil Rights Act of 1866, as amended;

E.             Section 1985(3) of the Civil Rights Act of 1871, as amended;

F.              the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended, and the Older Workers Benefit Protection Act of 1990, as amended;

G.            the Occupational Safety and Health Act, as amended;

William F. Herbes

March 18, 2019

H.           the Equal Pay Act, as amended;

I.                the Employee Retirement Income Security Act of 1974, as amended;

J.                the New Jersey Conscientious Employee Protection Act, as amended; and

K.            any and all other federal, state or local laws and regulations against discrimination, including but not limited to the laws and regulations of the State of New Jersey and the New Jersey Department of Labor and Workforce Development; and any other federal, state, or local law, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment.

This release includes a release by you of any claims for wrongful discharge, breach of contract, torts or any other claim in any way related to your employment with or retirement from the Company, including, without limitation, any claim under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and yourself, and including any claims for wages, monetary or equitable relief, damages of any nature and attorneys’ fees.

Notwithstanding the above, nothing in this release shall be construed to waive (i) your rights to the payments and benefits expressly provided for in this letter agreement; (ii) any claims you may have to the payment of vested benefits under the terms of the Company’s retirement and benefit plans and your individual performance share long-term incentive award agreements and stock option agreements; or (iii) any rights to reimbursement or indemnification you may have in your capacity as an officer or employee of the Company under the governing documents of the Company, any insurance policy or applicable law for any of your acts (or failures to act) made in good faith while you were employed by the Company.

8.              Workers Compensation.  You represent that no incident has occurred that could form the basis for any claim by you against the Company or any other Releasee under the worker’s compensation laws of any jurisdiction.

9.              No Complaints, Claims or Actions.  You represent that you have not filed any complaints, claims or actions against the Company or any other Releasee with any federal, state or local agency or court.

10.       No Assignment or Reservation of Claims.  You hereby represent that you have not assigned or transferred to any person or entity all or any portion of any claim against the Company or any other Releasee, and you do not reserve any claim against the Company or any other Releasee from the effect of this letter agreement.

11.       Restrictive Covenants.

A.            Non-Disturbance; Non-Disparagement.  You understand and agree that you shall not perform any act that is intended, or may reasonably be expected to, disrupt, damage, impair, or interfere with the business, reputation, prospects or operations of the Company or any other Releasee, or their respective relationships with their respective employees, customers, vendors, agents or representatives.  You further agree that you shall not issue or make or cause to be issued or made any communication, written or oral, that disparages, criticizes or otherwise reflects adversely upon, or encourages any adverse action against, the Company or

William F. Herbes

March 18, 2019

any of the other Releasees, except as required by law.  Notwithstanding the foregoing, nothing in this letter agreement shall prohibit you from providing truthful testimony or information in connection with any governmental proceeding, including but not limited to any investigation by the Equal Employment Opportunity Commission or similar state or local agency, or in response to a lawful subpoena or other legal process.

B.            Confidentiality.  You shall comply with the confidentiality agreements set forth in Section 11 of the Employment Agreement.  Notwithstanding the foregoing, nothing in this letter agreement or the Employment Agreement shall prohibit you from making any disclosure that is required by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.  Notwithstanding anything to the contrary herein, in accordance with the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

C.            Non-Solicitation.  You understand and agree that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company.  You shall not directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during the Severance Period.

12.       Breach of Agreement.  You understand and agree that the general release and wavier set forth in paragraph 7 and the restrictive covenants set forth in paragraph 11 of this this letter agreement are essential consideration for this letter agreement and an award of damages may be made for violation thereof.  Any such award shall not affect the enforceability of the general release of all claims made by you.  Consistent with and without limiting the foregoing, you acknowledge and agree that your severance and other benefits shall be subject to forfeiture and repayment to the Company if you violate paragraphs 7,11 or 14 or any of the other terms of this letter agreement, or any other surviving obligation owed to the Company, without prejudice to any additional relief that may be available to the Company and without effecting the validity and enforceability of the general release of all claims made by you.  Notwithstanding the foregoing sentence, your severance and other benefits shall not be subject to forfeiture solely due to a challenge to the validity of the release contained in this agreement pursuant to the ADEA.  In addition, in the event of a breach or threatened breach by you of any of the provisions of this letter agreement, you hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

William F. Herbes

March 18, 2019

13.       Attorneys’ Fees.  Should you breach or threaten to breach any of the terms of this letter agreement or the post-termination obligations set forth herein, to the extent authorized by New Jersey law, you shall be responsible for payment of all reasonable attorneys’ fees and costs that the Company incurs in the course of enforcing the terms of the letter agreement, including demonstrating the existence of a breach or threatened breach and any other contract enforcement efforts.

14.       Covenant Not to Sue.  You agree that you will not file any complaint, claim or action asserting any claim waived in paragraph 7 of this letter agreement, and that if you breach this promise, and the action is found to be barred in whole or in part by this letter agreement,  you shall be liable for all costs, including attorneys’ fees, incurred by the Company or any other Releasee in defending the claim, and shall assign to the Company and any such other Releasee your right and interest to collect any monetary damages awarded to you.  Notwithstanding the foregoing, nothing in this paragraph precludes you from challenging the validity of the release above under the requirements of the ADEA, and you shall not be responsible for reimbursing the attorneys’ fees and costs of the Releasees in connection with such a challenge to the validity of the release.  However, you acknowledge that the release contained in this letter agreement applies to all claims you have under the ADEA, and that, unless the release is held to be invalid, all of your claims under the ADEA shall be extinguished.  Further, nothing in this letter agreement shall preclude or prevent you from filing a charge with, participating in an investigation by or proceeding before, or providing truthful information to the United States Equal Employment Opportunity Commission or a similar state or local agency, but you acknowledge and agree that you shall not be entitled to or accept any relief obtained on your behalf in any proceeding by any government agency, private party, class, or otherwise with respect to any claims covered by the above release.

15.       Return of Company Property.  You agree to promptly return to the Company any and all Company documents, materials, records, equipment and other property issued to you or otherwise in your possession or control, as a condition for receipt of the severance and other benefits.  In addition, you agree to promptly reconcile any outstanding expense accounts.

16.       Governing Law.  This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement, the relationship of the parties or the interpretation and enforcement of the rights and duties of the parties to this letter agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the conflicts of laws principles thereof.

17.       Entire Agreement.  This letter agreement and the Employment Agreement shall constitute the sole and exclusive understanding between the Company and you concerning the subject matter of this letter agreement, and expressly supersedes any and all prior agreements or understandings, written or oral, concerning the subject matter hereof.  The parties acknowledge that this letter agreement is intended to embody a complete and final resolution of the employer-employee relationship.  You further acknowledge and agree that the payments and benefits described in this letter agreement are all that you are entitled to receive from the Company (other than the payment of any shares of the Company’s common stock that you may earn pursuant to and subject to the terms and conditions of your performance share award agreements), and that the Company shall have no liability or obligation to you in excess of such amounts (other than the payment of any shares of the Company’s common stock that you may earn pursuant to and subject to the terms and conditions of your performance share award agreements).

William F. Herbes

March 18, 2019

18.       Severability.   If any provision of this letter agreement is held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this letter agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this letter agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this letter agreement.  The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this letter agreement in lieu of severing such unenforceable provision from this letter agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this letter agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.  The Parties expressly agree that this letter agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this letter agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this letter agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

19.       No Amendments.  This letter agreement may not be amended, supplemented or otherwise modified, except as mutually agreed in writing by B&G Foods and you.

20.       Successors and Assigns.  The Company may freely assign this letter agreement at any time.  This letter agreement shall inure to the benefit of the Company and its successors and assigns.  You may not assign this letter agreement or any part hereof.  Any purported assignment by you shall be null and void from the initial date of purported assignment.

21.       Adequate Review.  You are hereby advised to consult with an attorney before signing this letter agreement.  You acknowledge that you have read and fully understand the terms and conditions of this letter agreement.  You further acknowledge that you have entered into this letter agreement voluntarily and not as the result of coercion, duress or undue influence.  Additionally, you acknowledge that you have been afforded the opportunity of at least twenty-one (21) days to consider this letter agreement.  Modifications to this letter agreement, whether material or non-material, do not restart the aforementioned period.

22.       Revocation.  You understand that you will have seven (7) days from the date you sign this letter agreement to revoke it by notifying the Company’s Human Resources Department of your decision.  This letter agreement shall not become effective or enforceable until the revocation period has expired.  No revocation of this letter agreement by you shall be effective unless the Company has received written notice of any revocation within the 7-day revocation period.

[Signature Page Follows]

William F. Herbes

March 18, 2019

If you agree with the foregoing, please so indicate by signing in the space designated below.

Sincerely,

/s/ Eric H. Hart
Eric H. Hart
Executive Vice President of Human Resources and Chief Human Resources Officer

Agreed to and accepted:

/s/ William F. Herbes
William F. Herbes

Date:	March 18, 2019